EXHIBIT 23.4



                     MICHAEL J. BONGIOVANNI
                  Certified Public Accountant
                    19425-G Liverpool Pkwy
                Cornelius, North Carolina 28031



                CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors Peoplesway.com, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated May 9, 2000 relating to the consolidated balance sheet of Peoplesway.com, Inc. as of March 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the March 31, 2000 Annual Report on Form 10KSB of Peoplesway.com, Inc.; and to the reference to our firm under the heading "Experts" in such registration statement and related Reoffer Prospectus.



/s/ Michael J. Bongiovanni, CPA

Michael J. Bongiovanni, CPA
Charlotte, North Carolina
November 15, 2001